UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 15, 2012

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2012, Elijio V. Serrano was appointed by the Board of Directors of TETRA Technologies, Inc. (the “Company”) to the positions of Senior Vice President and Chief Financial Officer of the Company. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. On August 15, 2012, the Company and Mr. Serrano executed an Employee Equity Award Agreement evidencing such inducement award. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of the Company’s common stock, par value $0.01 per share, on the New York Stock Exchange on August 15, 2012, the effective date of grant of the inducement award. Subject to Mr. Serrano’s continued employment with the Company and other terms and conditions set forth the in the Employee Equity Award Agreement between the Company and Mr. Serrano, the nonqualified stock options will vest 33.3334% on the first anniversary date of the award and an additional 2.7778% each month thereafter, becoming fully vested on the third anniversary date of the award, and the restricted stock will vest 33.3334% on the first anniversary date of the award and an additional 16.6667% each six months thereafter, becoming fully vested on the third anniversary date of the award. The foregoing description of the inducement award granted to Mr. Serrano is not complete and is qualified by reference to the full text of the Employee Equity Award Agreement dated August 15, 2012, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employee Equity Award Agreement dated August 15, 2012 by and between TETRA Technologies, Inc. and Elijio V. Serrano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: August 16, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employee Equity Award Agreement dated August 15, 2012 by and between TETRA Technologies, Inc. and Elijio V. Serrano.